NEWS FOR IMMEDIATE RELEASE
February 8, 2012

Company Contact:
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc.

Reports Fourth Quarter and Full Year 2011 Results

Spokane, WA, Feb. 8, 2012 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the fourth quarter and year ended December 31, 2011.

Overview

•	Full year 2011 net income of $3.0 million, or $0.17 per diluted share, compared to $8.1 million, or $0.42 per diluted share, in 2010. Net income before special items of $4.6 million for 2011.

•	2011 gross revenue, from all sources including non-directly delivered travel programs, of $155.1 million compared to $162.0 million in 2010, down 4.3 percent year-over-year.

•	Full year total revenue reported of $66.4 million compared to $76.1 million last year.

•	2011 gross margin of 38.1 percent compared to 40.8 percent in 2010.

•	Maintained strong balance sheet and liquidity position; cash and cash equivalents and available-for-sale securities balance of $58.6 million and no debt outstanding.

•	Traveled 23,928 delegates during 2011 compared to 26,657 delegates last year.

•	Enrolled revenue for 2012 programs is down 10.5 percent year-over-year; enrolled revenue for the core Student Ambassadors Programs is down 9.6 percent year-over-year.

Financial Highlights
(in thousands except percent and per share data)
	UNAUDITED
	Quarter ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Gross revenue, all travel programs	$3,679	$9,091	$151,035	$158,922
Internet content and advertising revenue	$1,195	$952	$4,046	$3,105
Gross revenue, all sources	$4,874	$10,043	$155,081	$162,027
Gross margin, all travel programs	$873	$3,535	$55,570	$63,450
Gross margin, internet content and advertising	$1,026	$829	$3,471	$2,651
Gross margin percentage	39.0%	43.5%	38.1%	40.8%
Operating expense	$13,098	$14,834	$56,931	$56,005
Net income (loss) before special items	$(7,488)	$(6,014)	$4,565	$9,519
Net income (loss)	$(7,798)	$(6,720)	$2,956	$8,116
Income (loss) per diluted share	$(0.45)	$(0.36)	$0.17	$0.42

Commenting on the Company’s results, Jeff Thomas, Ambassador Group’s President and Chief Executive Officer, said, “We entered 2011 cautiously optimistic about the recovery of the student travel industry. As the year progressed, we did not see as strong of a rebound as we had anticipated.  While we traveled four percent more delegates on our core Student Ambassadors program in 2011, we traveled fewer delegates on our non-core programs, Citizens and Student Leadership.  Across all programs, the number of delegates declined 10 percent compared to 2010. This decline coupled with margin pressure stemming primarily from higher air transportation costs impacted our profitability in 2011.  While the student travel industry as a whole has experienced similar traveler declines and cost pressures, this difficult operating environment has increased our cost to acquire a traveler to a level that we acknowledge must be reduced to improve our long-term profitability profile.”

Thomas continued, “In the face of declines for the 2012 travel season, we are focused on additional initiatives to improve enrollments.  At the time of our last update, our enrolled revenue for the core Student Ambassadors Program was down 13 percent year-over-year.  Through our winter campaign and other initiatives, we were able to generate additional Student Ambassador enrollments for the upcoming travel season thereby improving our enrolled revenue, which is now down 9.6 percent year-over-year.  Having completed the majority of our sales and marketing activities for the 2012 travel season, we are now focused on our retention efforts.

"Looking further ahead, we are confident that we have opportunities to expand our business and are focused on several initiatives to strengthen our business over the next several years.  We are working to increase the productivity of our marketing budget by augmenting the third party analytics we employ to better target prospective travelers in more favorable demographics while also continuing to invest in a long-term digital strategy.  To that end, our recent digital promotions have generated a substantial number of high quality leads, which we believe is a positive step on the path to conversion in the digital arena.  In addition, we plan to align ourselves with other student and educational organizations and are in the process of finalizing a strategic branding opportunity with a nationally recognized educational publishing company, which we believe will significantly increase our visibility among our target consumer base.  Through these strategic initiatives, our intent is to make our upfront fixed marketing costs more effective with an eye toward traveling a greater number of delegates and improving the profitability of our business.  Our operations will continue to be volume dependent and a bulk of our marketing budget will continue to be expended in the year in advance of the following peak travel season.  We believe a more focused marketing effort will improve the productivity of our campaigns, ultimately improving our cost to acquire travelers as student travel industry volumes recover.”

Thomas concluded, “In order to better align our corporate cost structure with our anticipated 2012 revenue level, we are implementing various cost cutting plans to reduce our variable expense budget by approximately  $4.5 to $5.5 million. A portion of this cost savings will be used to offset the investments in the aforementioned marketing initiatives.  In the meantime, we remain committed to offering a premium product that delivers a unique cultural education experience for our delegates.  Our strong balance sheet with no outstanding debt gives us the financial flexibility to manage through this transition period while continuing to return capital to our shareholders.”

Fourth Quarter 2011 Results

During the fourth quarter of 2011, total revenue of $2.0 million declined 59 percent from $4.8 million during the prior year quarter.  The Company traveled 491 delegates compared to 1,433 during the prior year quarter, reflecting an expected reduction in travelers on its non-core programs.  This decrease in travel-related revenue was somewhat offset by the 26 percent increase in internet content and advertising revenue related to BookRags, the Company’s online education research business. Net loss for the fourth quarter was $7.8 million, or $0.45 per diluted share, compared to a net loss of $6.7 million, or $0.36 per diluted share, in the prior year period.

Gross margin for the quarter was $1.9 million, down from $4.4 million in the fourth quarter of 2010 primarily due to the aforementioned revenue decline.  Gross margin percentage decreased to 39.0 percent from 43.5 percent in the prior year period due to increased air travel costs and lower absorption of fixed costs as a result of the lower delegate count. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

Fourth quarter 2011 operating expenses of $13.1 million declined 12 percent, compared to operating expenses of $14.8 million in the prior year period.

Full Year 2011 Results

For the year ended December 31, 2011, the Company reported total revenue of $66.4 million, down 13 percent compared to $76.1 million in 2010 having traveled 23,928 delegates compared to 26,657 delegates last year.  This decrease in delegates traveled and resulting revenue was partially offset by a 30 percent increase in internet content and advertising revenue from BookRags.  2011 net income was $3.0 million, or $0.17 per diluted share, compared to net income of $8.1 million, or $0.42 per diluted share, in 2010.

2011 gross margin was $59.0 million, down from $66.1 million last year.  Gross margin percentage decreased to 38.1 percent from 40.8 percent in the prior year primarily due to a change in product destination mix and higher land and air travel costs across all international programs.

Total operating expenses for 2011 increased two percent compared to 2010, primarily due to higher legal expenses and incremental costs associated with retention and marketing initiatives.

Balance Sheet and Liquidity

Total assets at December 31, 2011 were $114.1 million, including $58.6 million in cash, cash equivalents and short-term available-for-sale securities. Long-lived assets totaled $40.1 million reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building.  Total liabilities were $37.1 million, including $27.4 million in participant deposits for future travel.  The Company has no debt outstanding, with deployable cash at December 31, 2011 of $38.6 million.

The Company paid a quarterly dividend of $0.06 per share on December 7, 2011.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Year ended December 31,
	2011	2010
Cash flow from operations	$(6,655)	$21,639
Purchases of property, equipment and intangibles	(3,594)	(5,402)
Free cash flow	(10,249)	16,237

Net sale of available-for-sale securities	34,342	433
Dividend payments to shareholders	(4,258)	(4,594)
Repurchase of common stock	(7,590)	(13,406)
Other cash flows, net	436	512
Net change in cash and cash equivalents	$12,681	$(818)

The change in cash flow from operations between periods, and in turn free cash flow, was driven primarily by an increase in prepaid program costs and expenses in an effort to reduce risks associated with rising air travel costs, a decline in participant deposits due to the decline in enrollments for future travel periods and lower net income year-over-year.

Free cash flow is a non-GAAP measure defined in the attached schedules.

Outlook for 2012

As of February 5, 2012, enrolled revenue for 2012 travel programs was $158.1 million, down 10.5 percent from the same point last year, based on enrolled travelers of 24,966 compared to 28,172.  Enrolled revenue for the Company’s core product, Student Ambassadors, is down 9.6 percent to $148.4 million compared to $164.2 million at the same date last year, based on enrolled travelers of 21,548 compared to 24,003.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Inclusive of the cost reductions and based on current visibility for the balance of the year, the Company is providing guidance as follows:

•	Consolidated gross revenues for all programs and operations to be between $135 million and $145 million

•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 38 percent; and

•	Net income before any special items of between $3 million and $5 million.

Conference Call and Webcast Information

The Company will host a conference call to discuss fourth quarter and full year 2011 results of operations on Thursday, February 9, 2012, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-428-9506 or 719-325-2481 (international) and providing the pass code: 1402120.  Approximately 24 hours following the call, a webcast will be available through April 2, 2012 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through February 14, 2012 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 1402120.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2011, and its proxy statement filed April 12, 2011.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended December 31,
	2011	2010	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$713	$3,391	$(2,678)	-79%
Gross revenue, directly delivered programs (2)	70	467	(397)	-85%
Internet content and advertising revenue	1,195	952	243	26%
Total revenue	1,978	4,810	(2,832)	-59%
Cost of sales, directly delivered programs (2)	(90)	323	(413)	-128%
Cost of sales, internet content and advertising	169	123	46	37%
Gross margin (3)	1,899	4,364	(2,465)	-56%

Operating expenses:
Selling and marketing	8,961	11,686	(2,725)	-23%
General and administration	4,137	3,148	989	31%
Total operating expenses	13,098	14,834	(1,736)	-12%

Operating loss	(11,199)	(10,470)	(729)	-7%

Other income (expense)
Interest and dividend income	250	265	(15)	-6%
Foreign currency expense and other	(1)	(1)	-	0%
Total other income	249	264	(15)	-6%
Loss before income tax benefit	(10,950)	(10,206)	(744)	-7%
Income tax benefit	3,152	3,486	(334)	-9%
Net loss	$(7,798)	$(6,720)	$(1,078)	-16%

Weighted average shares outstanding – basic	17,493	18,920	(1,427)	-8%
Weighted average shares outstanding – diluted	17,493	18,920	(1,427)	-8%

Net loss per share — basic	$(0.45)	$(0.36)	$(0.09)	-25%
Net loss per share — diluted	$(0.45)	$(0.36)	$(0.09)	-25%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended December 31,
	2011	2010	% Change
Gross revenue	$3,610	$8,624	-58%
Cost of sales	2,897	5,233	-45%
Net revenue	$713	$3,391	-79%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Year ended December 31,
	2011	2010	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$51,966	$56,618	$(4,652)	-8%
Gross revenue, directly delivered programs (2)	10,426	16,423	(5,997)	-37%
Internet content and advertising revenue	4,046	3,105	941	30%
Total revenue	66,438	76,146	(9,708)	-13%
Cost of sales, directly delivered programs (2)	6,822	9,591	(2,769)	-29%
Cost of sales, internet content and advertising	575	454	121	27%
Gross margin (3)	59,041	66,101	(7,060)	-11%

Operating expenses:
Selling and marketing	40,367	41,880	(1,513)	-4%
General and administration	16,564	14,125	2,439	17%
Total operating expenses	56,931	56,005	926	2%

Operating income	2,110	10,096	(7,986)	-79%

Other income (expense)
Interest and dividend income	1,340	1,501	(161)	-11%
Foreign currency expense and other	155	-	155	100%
Total other income	1,495	1,501	(6)	0%
Income before income tax provision	3,605	11,597	(7,992)	-69%
Income tax provision	(649)	(3,481)	2,832	-81%
Net income	$2,956	$8,116	$(5,160)	-64%

Weighted average shares outstanding – basic	17,746	19,085	(1,339)	-7%
Weighted average shares outstanding – diluted	17,869	19,303	(1,434)	-7%

Net income per share — basic	$0.17	$0.43	$(0.26)	-60%
Net income per share — diluted	$0.17	$0.42	$(0.25)	-60%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Year ended December 31,
	2011	2010	% Change
Gross revenue	$140,609	$142,499	-1%
Cost of sales	88,643	85,881	3%
Net revenue	$51,966	$56,618	-8%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED	AUDITED
	2011	2010	% Change
Assets
Current assets:
Cash and cash equivalents	$19,519	$6,838	185%
Available-for-sale securities	39,128	72,540	-46%
Foreign currency exchange contracts	-	1,864	-100%
Prepaid program cost and expenses	13,299	3,230	312%
Accounts receivable	1,395	1,976	-29%
Deferred tax asset	668	-	100%
Total current assets	74,009	86,448	-14%
Property and equipment, net	26,104	27,625	-6%
Available-for-sale securities	700	1,250	-44%
Intangibles	3,421	3,367	2%
Goodwill	9,781	9,781	0%
Other long-term assets	85	85	0%
Total assets	$114,100	$128,556	-11%

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,858	$5,954	-2%
Participants’ deposits	27,396	34,436	-20%
Foreign currency exchange contracts	1,671	-	100%
Deferred tax liability	-	668	-100%
Other liabilities	112	107	5%
Total current liabilities	35,037	41,165	-15%
Foreign currency exchange contracts	102	-	100%
Deferred tax liability	2,004	1,353	48%
Total liabilities	37,143	42,518	-13%
Stockholders’ equity	76,957	86,038	-11%
Total liabilities and stockholders’ equity	$114,100	$128,556	-11%

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	2011	2010
Cash flows from operating activities:
Net income	$2,956	$8,116
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,742	4,646
Stock-based compensation	1,475	2,022
Deferred income tax benefit	420	1,399
Loss on disposition and impairment of property and equipment	246	1,480
Excess (shortfall) tax benefit from stock-based compensation	(160)	441
Change in assets and liabilities:
Accounts receivable and other assets	581	68
Prepaid program costs and expenses	(10,069)	(55)
Accounts payable, accrued expenses, and other current liabilities	194	223
Participants’ deposits	(7,040)	3,299
Net cash provided by (used in) operating activities	(6,655)	21,639

Cash flows from investing activities:
Purchase of available for sale securities	(48,693)	(59,331)
Proceeds from sale of available-for-sale securities	83,035	59,764
Purchase and construction of property and equipment	(3,101)	(4,461)
Proceeds from sale of property and equipment	49	253
Purchase of intangibles	(493)	(941)
Net cash provided by (used in) investing activities	30,797	(4,716)

Cash flows from financing activities:
Repurchase of common stock	(7,590)	(13,406)
Dividend payment to shareholders	(4,258)	(4,594)
Proceeds from exercise of stock options	227	700
Excess (shortfall) tax benefit from stock-based compensation	160	(441)
Net cash used in financing activities	(11,461)	(17,741)

Net increase (decrease) in cash and cash equivalents	12,681	(818)
Cash and cash equivalents, beginning of period	6,838	7,656
Cash and cash equivalents, end of period	$19,519	$6,838

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash as December 31, 2011 and 2010 (in thousands):

	UNAUDITED
	December 31,
	2011	2010
Cash, cash equivalents and short-term available-for-sale securities	$58,647	$79,378
Prepaid program cost and expenses	13,299	3,230
Less: Participants’ deposits	(27,396)	(34,436)
Less: Accounts payable / accruals / other liabilities	(5,970)	(6,061)
Deployable cash	$38,580	$42,111

Special Items

The Company impaired assets and incurred losses on the sale of equipment primarily related to its print facility and moving those activities to an outsourced vendor. In 2010, the Company made separation payments related to closing this print facility.  In 2011, the Company recognized a foreign currency gain from de-designating Japanese Yen contracts.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and is party to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.

As a result of these events, the operations as presented in the accompanying financial statements for the full year ended December 31, 2011 and 2010 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Loss		EPS
	Three months ended December 31,		Three months ended December 31,
	2011	2010	2011	2010
Amount before special items	$(7,488)	$(6,014)	$(0.43)	$(0.32)
Asset impairments and loss on sale	(114)	(1,062)	(0.01)	(0.06)
Legal fees – class action and SEC, net	(258)	329	(0.01)	0.02
Separation Payments	-	(339)	-	(0.02)
Tax impact	62	366	-	0.02
Amount per consolidated statement of operations	$(7,798)	$(6,720)	$(0.45)	$(0.36)

	UNAUDITED
	Net Income		EPS
	Year ended December,		Year ended December 31,
	2011	2010	2011	2010
Amount before special items	$4,565	$9,519	$0.26	$0.50
Asset impairments and loss on sale	(236)	(1,462)	(0.01)	(0.08)
Foreign currency de-designation gain	183	-	0.01	-
Legal fees – class action and SEC, net	(1,909)	(202)	(0.11)	(0.01)
Separation Payments	-	(339)	-	(0.02)
Tax impact	353	600	0.02	0.03
Amount per consolidated statement of operations	$2,956	$8,116	$0.17	$0.42